M-WAVE, INC. TO REMAIN LISTED ON NASDAQ
Company Continues to be Listed on SmallCap Market

WEST CHICAGO, IL - (Primezone Media Network) - August 26, 2004 - M-Wave, Inc. (NASDAQsc: MWAV) announced it has received formal notice from NASDAQ that it has "evidenced requirements for continued listing on the NASDAQ SmallCap Market" according to the decision of a NASDAQ Listing Qualifications Panel.

"We are very gratified that the Listings Qualifications Panel has determined that our common stock meets the requirements to remain on the NASDAQ SmallCap Market. Our listing is important to our stockholders and to our growth and diversification plans in the future," stated Jim Mayer, M-Wave's Chief Executive Officer.

The Company had received a NASDAQ Staff Determination on May 14, 2004, indicating it failed to satisfy the stockholder's equity, earnings or market value of publicly held shares requirements for continued listing on the NASDAQ SmallCap Market under Marketplace Rule 4310(c)(2)(B), and that its common stock was therefore subject to delisting from that Market unless it was able to comply with one of those requirements. M-Wave appealed the Staff's Determination in accordance with NASDAQ rules. The appeal was successful after the Company completed a private equity transaction with Mercator Advisory Group, netting $2.6 million of Preferred Stock equity and filed its Form 10-QSB for the second quarter of fiscal 2004 reflecting stockholder's equity of $3.6 million at June 30, 2004 on a pro forma basis for the Mercator transaction.

About M-Wave, Inc.
Established in 1988 and headquartered in the Chicago suburb of West Chicago, Illinois, M-Wave is a value-added service provider of high performance circuit boards. The Company's products are used in a variety of telecommunications and industrial electronics applications. M-Wave services customers like Federal Signal on digital products and Celestica - Nortel and Remec with its patented bonding technology, Flexlink IITM, and its supply chain management services including Virtual Manufacturing (VM) and the Virtual Agent Procurement Program (VAP) whereby customers are represented in Asia either on an exclusive or occasional basis in sourcing and fulfilling high volume and technology circuit board production in Asia through the Company's Singapore office. The Company trades on the NASDAQ National market under the symbol "MWAV." Visit the Company on its web site at www.mwav.com.

This news release contains predictions and other forward-looking statements that involve a number of risks and uncertainties. While this outlook represents our current judgment on the future direction of the business, such risks and uncertainties could cause actual results to differ materially from any future performance suggested above. Such risks and uncertainties include those factors detailed in the company's annual report on Form 10-K and other reports filed by the company with the U.S. Securities and Exchange Commission.